SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K/A, Amendment No. 1 of Denarii Resources, Inc., of our report dated December 18, 2009 on our audit of the financial statements of Denarii Resources, Inc. as of December 31, 2008 (restated) and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended December 31, 2008 (restated), 2007 and since inception on March 26, 2006 through December 31, 2008 (restated), and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
December 22, 2009

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351